                                                               EXHIBIT 99(a)(vi)

                         Form 10-K - Item 14(a)(1) and (2)

                     CoreComm Incorporated and Subsidiaries

                   Index to Consolidated Financial Statements
                        and Financial Statement Schedule

The following consolidated financial statements and schedule of CoreComm Incorporated and subsidiaries are included in Item 8:

Report of Independent Auditors............................................   F-2
Consolidated Balance Sheets - December 31, 1997 and 1996..................   F-3
Consolidated Statements of Operations - Years Ended
   December 31, 1997, 1996 and 1995.......................................   F-4
Consolidated Statement of Shareholders' Equity - Years Ended
   December 31, 1997, 1996 and 1995.......................................   F-5
Consolidated Statements of Cash Flows - Years Ended
   December 31, 1997, 1996 and 1995.......................................   F-6
Notes to Consolidated Financial Statements................................   F-8

The following consolidated financial statement schedule of CoreComm Incorporated and subsidiaries is included in Item 14(d):

Schedule II  -  Valuation and Qualifying Accounts.........................  F-22

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

                         Report of Independent Auditors



Shareholders and Board of Directors
CoreComm Incorporated

We have audited the accompanying consolidated balance sheets of CoreComm Incorporated and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoreComm Incorporated and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                                               ERNST & YOUNG LLP


San Juan, Puerto Rico
February 27, 1998, except for the
last two paragraphs of Note 1, as
to which the date is March 25, 1998

                     CoreComm Incorporated and Subsidiaries

                           Consolidated Balance Sheets

                                                                                   DECEMBER 31
                                                                            1997                 1996
                                                                       ---------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                           $  11,783,000       $   2,307,000
   Marketable securities                                                  62,666,000           5,917,000
   Accounts receivable - trade, less allowance for doubtful
     accounts of $2,106,000 (1997) and $3,767,000 (1996)                  19,043,000          20,034,000
   Equipment inventory                                                     2,882,000           2,912,000
   Prepaid expenses and other current assets                               7,147,000           3,022,000
                                                                       ---------------------------------
Total current assets                                                     103,521,000          34,192,000

Property, plant and equipment, net                                       128,451,000          97,945,000
Unamortized license acquisition costs                                    157,467,000         162,822,000
Deferred financing costs, less accumulated amortization
   of $584,000 (1997) and $1,065,000 (1996)                                6,206,000           4,118,000
Other assets, less accumulated amortization of
   $1,088,000 (1997) and $723,000 (1996)                                   1,631,000           1,645,000
                                                                       ---------------------------------
                                                                       $ 397,276,000       $ 300,722,000
                                                                       =================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                    $   6,873,000       $   7,364,000
   Accrued expenses                                                       11,730,000          10,889,000
   Due to NTL Incorporated                                                    71,000             102,000
   Interest payable                                                        8,333,000           1,678,000
   Deferred revenue                                                        3,952,000           3,081,000
                                                                       ---------------------------------
Total current liabilities                                                 30,959,000          23,114,000

Long-term debt                                                           200,000,000         115,000,000
Obligation under capital lease                                             9,456,000                   -
Commitments and contingent liabilities

Shareholders' equity:
   Series preferred stock - $.01 par value; authorized 2,500,000
     shares; issued and outstanding none                                           -                   -
   Common stock - $.01 par value; authorized 30,000,000 shares;
     issued 13,565,000 (1997) and 13,432,000 (1996) shares                   136,000             134,000
   Additional paid-in capital                                            226,490,000         226,160,000
   (Deficit)                                                             (60,703,000)        (55,363,000)
                                                                       ---------------------------------
                                                                         165,923,000         170,931,000
   Treasury stock - at cost, 383,000 (1997)
      and 343,000 (1996) shares                                           (9,062,000)         (8,323,000)
                                                                       ---------------------------------
                                                                         156,861,000         162,608,000
                                                                       ---------------------------------
                                                                       $ 397,276,000       $ 300,722,000
                                                                       =================================

See accompanying notes.

                     CoreComm Incorporated and Subsidiaries

                      Consolidated Statements of Operations


                                                                      YEAR ENDED DECEMBER 31
                                                           1997                1996               1995
                                                      ----------------------------------------------------
Revenues:
   Service revenue                                    $ 131,882,000       $ 119,839,000      $  94,409,000
   Equipment revenue                                     16,612,000          13,979,000         14,259,000
                                                      ----------------------------------------------------
                                                        148,494,000         133,818,000        108,668,000
                                                      ----------------------------------------------------
Costs and expenses:
   Cost of equipment sold                                19,089,000          17,962,000         20,635,000
   Operating expenses                                    14,949,000          15,214,000         10,207,000
   Selling, general and administrative expenses          71,271,000          63,223,000         51,148,000
   Depreciation of rental equipment                         855,000             521,000            225,000
   Depreciation expense                                  18,390,000          12,710,000          9,638,000
   Amortization expense                                   6,415,000           6,187,000          5,794,000
                                                      ----------------------------------------------------
                                                        130,969,000         115,817,000         97,647,000
                                                      ----------------------------------------------------
Operating income                                         17,525,000          18,001,000         11,021,000

Other income (expense):
   Interest income and other, net                         2,020,000             646,000            358,000
   Interest expense                                     (19,400,000)         (8,181,000)        (8,501,000)
                                                      ----------------------------------------------------
Income before income tax provision,
    minority interests and extraordinary item               145,000          10,466,000          2,878,000
Income tax provision                                     (2,159,000)         (5,352,000)        (4,007,000)
                                                      ----------------------------------------------------
Income (loss) before minority interests and
    extraordinary item                                   (2,014,000)          5,114,000         (1,129,000)
Minority interests                                                -                   -           (322,000)
                                                      ----------------------------------------------------
Income (loss) before extraordinary item                  (2,014,000)          5,114,000         (1,451,000)
Loss from early extinguishment of debt, net of
   income tax benefit of $741,000                        (3,326,000)                  -                  -
                                                      ----------------------------------------------------

Net income (loss)                                     $  (5,340,000)      $   5,114,000      $  (1,451,000)
                                                      ====================================================

Earnings per common share:
    Income (loss) before extraordinary item                   $(.15)               $.39              $(.13)
    Extraordinary item                                         (.25)                  -                  -
                                                      ----------------------------------------------------
    Net income (loss)                                         $(.40)               $.39              $(.13)
                                                      ====================================================

Earnings per common share-assuming dilution:
    Income (loss) before extraordinary item                   $(.15)               $.36              $(.13)
    Extraordinary item                                         (.25)                  -                  -
                                                      ----------------------------------------------------
    Net income (loss)                                         $(.40)               $.36              $(.13)
                                                      ====================================================

See accompanying notes.

                     CoreComm Incorporated and Subsidiaries

                 Consolidated Statement of Shareholder's Equity



                                              COMMON STOCK              ADDITIONAL                           TREASURY STOCK
                                       ----------------------------      PAID-IN                       ---------------------------
                                          SHARES         AMOUNT          CAPITAL         (DEFICIT)        SHARES         AMOUNT
                                       -------------------------------------------------------------------------------------------
Balance, December 31, 1994             10,000,000      $ 100,000      $ 171,710,000     $ (59,026,000)

Exercise of stock options                  25,000                           385,000
Conversion of Senior
   Subordinated Notes                   2,778,000         28,000         38,551,000
Common stock repurchased, at cost                                                                         (207,000)    $(6,145,000)
Net loss for the year ended
   December 31, 1995                                                                       (1,451,000)
                                       -------------------------------------------------------------------------------------------
Balance, December 31, 1995             12,803,000        128,000        210,646,000       (60,477,000)    (207,000)     (6,145,000)

Shares issued for interests
     in cellular license                  820,000          8,000         21,528,000
Exercise of stock options                  16,000                           129,000
Common stock repurchased, at cost                                                                         (343,000)     (8,323,000)
Retirement of Treasury Stock             (207,000)        (2,000)        (6,143,000)                       207,000       6,145,000
Net income for the year ended
   December 31, 1996                                                                        5,114,000
                                       -------------------------------------------------------------------------------------------
Balance, December 31, 1996             13,432,000        134,000        226,160,000       (55,363,000)    (343,000)     (8,323,000)

Exercise of stock options                 133,000          2,000            330,000
Common stock repurchased, at cost                                                                          (40,000)       (739,000)
Net loss for the year ended
    December 31, 1997                                                                      (5,340,000)
                                       -------------------------------------------------------------------------------------------
Balance, December 31, 1997             13,565,000      $ 136,000      $ 226,490,000     $ (60,703,000)    (383,000)    $(9,062,000)
                                       ===========================================================================================




See accompanying notes.

                     CoreComm Incorporated and Subsidiaries

                      Consolidated Statements of Cash Flows


                                                                                      YEAR ENDED DECEMBER 31
                                                                          1997                 1996                 1995
                                                                   --------------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                                  $   (5,340,000)       $   5,114,000        $  (1,451,000)
Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
     Depreciation and amortization                                     25,660,000           19,418,000           15,657,000
     Provision for losses on accounts receivable                        7,146,000            7,520,000            6,603,000
     Loss on disposal of property, plant and equipment                  1,873,000              371,000              416,000
     Loss from early extinguishment of debt                             4,067,000                    -                    -
     Minority interests                                                         -                    -              322,000
     Interest paid to Cellular Communications of  Ohio, Inc.                    -                    -          (12,978,000)
     Changes in operating assets and liabilities net of
       effects from business acquisitions:
         Accounts receivable                                           (6,155,000)          (9,625,000)         (15,000,000)
         Equipment inventory                                               30,000            3,476,000           (4,163,000)
         Prepaid expenses and other current assets                     (4,125,000)            (422,000)          (1,484,000)
         Other assets                                                    (265,000)            (292,000)            (461,000)
         Accounts payable                                              (1,008,000)           2,497,000           (2,400,000)
         Accrued expenses                                                (380,000)            (227,000)           5,004,000
         Interest payable                                               6,655,000            1,063,000             (760,000)
         Deferred revenue                                                 871,000              227,000            1,237,000
         Due to Cellular Communications of Ohio, Inc.                           -                    -            1,683,000
         Due to Cellular Communications, Inc.                                   -             (310,000)              (4,000)
         Due to NTL Incorporated                                          (31,000)             102,000                    -
                                                                   --------------------------------------------------------
Net cash provided by (used in) operating activities                    28,998,000           28,912,000           (7,779,000)

INVESTING ACTIVITIES
Purchase of marketable securities                                    (132,016,000)         (18,653,000)          (2,058,000)
Proceeds from maturities of marketable securities                      75,267,000           12,736,000           11,057,000
Purchase of property, plant and equipment                             (40,259,000)         (36,564,000)         (30,725,000)
Cost of cellular license interests                                       (146,000)          (5,811,000)                   -
                                                                   --------------------------------------------------------
Net cash (used in) investing activities                               (97,154,000)         (48,292,000)         (21,726,000)

FINANCING ACTIVITIES
Proceeds from borrowings, net of financing costs                      193,233,000           52,000,000          121,946,000
Principal payments                                                   (115,000,000)         (28,975,000)         (37,000,000)
Principal payments of capital lease obligation                           (194,000)                   -                    -
Additional deferred financing costs                                             -              (22,000)                   -
Repayment of amount due to Cellular Communications of Ohio, Inc.                -                    -          (47,942,000)
Proceeds from exercise of stock options                                   332,000              129,000              385,000
Purchase of treasury stock                                               (739,000)          (8,323,000)          (6,145,000)
Distribution to minority interests holders                                      -           (1,172,000)                   -
                                                                   --------------------------------------------------------
Net cash provided by financing activities                              77,632,000           13,637,000           31,244,000
                                                                   --------------------------------------------------------
Increase (decrease) in cash and cash equivalents                        9,476,000           (5,743,000)           1,739,000
Cash and cash equivalents at beginning of year                          2,307,000            8,050,000            6,311,000
                                                                   --------------------------------------------------------
Cash and cash equivalents at end of year                           $   11,783,000        $   2,307,000        $   8,050,000
                                                                   ========================================================

                     CoreComm Incorporated and Subsidiaries


                                                                                    YEAR ENDED DECEMBER 31
                                                                        1997                  1996                 1995
                                                                   ---------------------------------------------------------
Supplemental disclosure of cash flow information:
   Cash paid during the period for interest exclusive
     of amounts capitalized                                        $ 12,745,000          $  7,118,000         $ 20,556,000
   Income taxes paid                                                  4,423,000             7,239,000              620,000

Supplemental schedule of noncash investing activities:
   Liabilities incurred to acquire property, plant and
     equipment                                                     $  3,038,000          $  1,595,000         $  2,381,000
   Capital lease obligation incurred to acquire
     office building                                                  9,922,000                     -                    -
   Common stock issued to acquire cellular license interests                  -            21,536,000                    -

Supplemental schedule of noncash financing activities:
   Conversion of Senior Subordinated Notes, net of
     unamortized deferred financing costs of $1,421,000            $          -          $          -         $ 38,579,000



See accompanying notes.

                     CoreComm Incorporated and Subsidiaries
                   Notes to Consolidated Financial Statements


1.  ORGANIZATION AND NATURE OF OPERATIONS

In January 1997, CoreComm Incorporated (the "Company") was formed, and a subsidiary of the Company was merged with and into Cellular Communications of Puerto Rico, Inc. ("CCPR"). Upon the merger, CCPR became a wholly-owned subsidiary of the Company and shareholders of CCPR became shareholders of the Company on a one for one basis.

The Company, through its subsidiaries, owns licenses to operate cellular telephone and paging systems in Puerto Rico and in the U.S. Virgin Islands.
Based on service revenues, the predominant line of business is cellular telephone services. The Company's business is currently dependent on the trends in the use of cellular telephone and paging services and is subject to economic, social, political and governmental conditions in Puerto Rico and the U.S. Virgin Islands. The sale of cellular and paging services in each of the Company's markets is becoming increasingly competitive. The Company previously had one cellular competitor in each market, but it now has many wireless competitors due to the introduction of broadband personal communications services ("PCS") on frequencies auctioned by the Federal Communications Commission ("FCC") and specialized mobile radio ("SMR") services on existing SMR frequencies. Increased competition has resulted in pricing pressure, which contributes to lower revenues per customer and higher customer acquisition costs.

A subsidiary of the Company, Cortelyou Communications Corp. ("Cortelyou"), was the successful bidder, for an aggregate of approximately $25,200,000, for 15 Block A Local Multipoint Distribution Service ("LMDS") licenses in Ohio. The FCC has allocated two blocks of frequencies (Block A and Block B) to be licensed in each of the 493 Basis Trading Areas in the United States and its territories based on an auction that commenced in February 1998 and ended in March 1998. LMDS frequencies are expected to be used for the provision of voice, data, video and Internet services to businesses and homes in competition with incumbent local exchange telephone companies and/or cable television operators. High bidders must submit an application demonstrating their qualifications to hold the licenses they won at auction. The high bids must be paid within ten business days of the announcement by the FCC that an application was accepted.

In March 1998, the Company entered into an agreement to acquire a reseller of centrex services in Cleveland, Ohio for an aggregate purchase price of $2,000,000. This acquisition is subject to regulatory approval.

                     CoreComm Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)


2.  SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and those entities where the Company's interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

LICENSE ACQUISITION COSTS

The FCC grants the license to operate a cellular telephone system in a Metropolitan Service Area or a Rural Service Area. Costs incurred to obtain FCC licenses have been deferred and are being amortized by the straight-line method over ten years. In connection with the purchase of license interests, the excess of purchase price paid over the fair value of tangible assets acquired has been classified as license acquisition costs which are amortized through charges to operations by the straight-line method over 40 years. License acquisition costs are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

NET INCOME (LOSS) PER SHARE

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS No. 128 requirements.

REVENUE RECOGNITION

Service revenue is recognized at the time services are rendered. Charges for services that are billed in advance are deferred and recognized when earned. Equipment sales are recorded when the equipment is shipped to the customer. Rental revenue is billed and recognized on a monthly basis.

                     CoreComm Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)


2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH EQUIVALENTS

Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less.

MARKETABLE SECURITIES

Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a separate component of shareholders' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary will be included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

Marketable   securities  at  December  31,  1997  consisted  of  corporate  debt securities. Marketable securities at December 31, 1996 consisted of U.S. Treasury securities and obligations of U.S. government agencies. During the years ended December 31, 1997, 1996 and 1995, there were no realized gains or losses on sales of securities. As of December 31, 1997 and 1996, there were no unrealized gains or losses on securities. All of the marketable securities as of December 31, 1997 had a contractual maturity of less than one year.

EQUIPMENT INVENTORY

Equipment inventory is stated at the lower of cost (first-in, first-out method) or market.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows: office building - 15 years, operating equipment - 7 to 25 years, office furniture and other equipment - 1 to 5 years, and rental equipment - 2 years.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

                     CoreComm Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)


2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CAPITALIZED INTEREST

Interest is capitalized as a component of the cost of property, plant and equipment constructed. In 1997, 1996 and 1995, interest of $415,000, $198,000 and $119,000, respectively, was capitalized.

DEFERRED FINANCING COSTS

Deferred financing costs represent costs incurred relating to the issuance of debt and are amortized over the term of the related debt.

ADVERTISING

The Company charges the cost of advertising to expense as incurred. Advertising expense for the years ended December 31, 1997, 1996 and 1995 was $3,667,000, $3,025,000, and $2,808,000 respectively.

STOCK-BASED COMPENSATION

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans.

3.  RECENT ACCOUNTING PRONOUNCEMENTS

COMPREHENSIVE INCOME

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company will adopt SFAS No. 130 in the first interim period for its fiscal year ending December 31, 1998.

SEGMENT DISCLOSURES

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and

                     CoreComm Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)


3.  RECENT ACCOUNTING PRONOUNCEMENTS  (CONTINUED)

services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt SFAS No. 131 for its fiscal year ending December 31, 1998.

4.  UNAMORTIZED LICENSE ACQUISITION COSTS

Unamortized license acquisition costs consist of:

                                                           DECEMBER 31
                                                    1997                 1996
                                              ----------------------------------
   Deferred cellular license costs            $   5,935,000        $   5,935,000
   Excess of purchase price paid over
      the fair market value of tangible
      assets acquired                           189,466,000          189,320,000
                                              ----------------------------------
                                                195,401,000          195,255,000
   Accumulated amortization                      37,934,000           32,433,000
                                              ----------------------------------
                                              $ 157,467,000        $ 162,822,000
                                              ==================================

In February 1996, CCPR acquired the remaining minority interests aggregating approximately 6% in the San Juan Cellular Telephone Company in exchange for approximately 820,000 shares of the Company's common stock. The stock was valued at $21,536,000, the fair market value on the date of acquisition. In addition, the San Juan Cellular Telephone Company made a special cash distribution of $1,172,000 to the minority interest holders. The aggregate purchase price of $21,536,000 plus expenses of $56,000 and the deficiency in net assets acquired of $850,000 have been classified as license acquisition costs.

In November 1996, a subsidiary of CCPR acquired the remaining interests, aggregating 49%, in Star Associates, Inc., the company which owns the FCC license for the non-wireline cellular system in Adjuntas, Puerto Rico (RSA-2) for cash of $5,755,000 including expenses.

In January 1998, a wholly-owned indirect subsidiary of the Company purchased the FCC license to own and operate the non-wireline cellular system in Puerto Rico RSA-4 (Aibonito) and all of the assets of the system in exchange for $8,400,000 in cash and a promissory note in the amount of $8,900,000. The promissory note bears interest at 7.95% per annum payable semiannually beginning in July 1998 and the principal is payable in January 2003. Costs of $305,000 were incurred in connection with this acquisition.

                     CoreComm Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)


5.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of:

                                                           DECEMBER 31
                                                    1997                 1996
                                              ----------------------------------
   Land                                       $   1,951,000        $   2,027,000
   Office building                                9,922,000                    -
   Operating equipment                          127,534,000           97,513,000
   Office furniture and other equipment          24,546,000           16,521,000
   Rental equipment                               1,745,000            1,174,000
   Construction in progress                      12,533,000           18,674,000
                                              ----------------------------------
                                                178,231,000          135,909,000
   Accumulated depreciation                      49,780,000           37,964,000
                                              ----------------------------------
                                              $ 128,451,000        $  97,945,000
                                              ==================================

6.  ACCRUED EXPENSES

Accrued expenses consists of:

                                                           DECEMBER 31
                                                    1997                 1996
                                              ----------------------------------
    Accrued compensation                      $     765,000        $   1,005,000
    Accrued franchise, property and
      income taxes                                3,489,000            4,246,000
    Commissions payable                           1,143,000            1,272,000
    Accrued equipment purchases                   1,427,000              502,000
    Subscriber deposits                           1,544,000            1,572,000
    Other                                         3,362,000            2,292,000
                                              ----------------------------------
                                              $  11,730,000        $  10,889,000
                                              ==================================

7.  LONG-TERM DEBT

In January 1997, a wholly-owned subsidiary of CCPR, CCPR Services, Inc. ("Services") issued $200,000,000 principal amount 10% Senior Subordinated Notes due 2007 (the "Notes") and received proceeds of $193,233,000 after discounts, commissions and other related costs. The Notes are unconditionally guaranteed by CCPR. CCPR and Services used approximately $116,000,000 of the proceeds to repay the $115,000,000 principal outstanding plus accrued interest and fees under the bank loan (see below). In connection with the repayment of the bank loan, Services recorded an extraordinary loss of $4,067,000 from the write-off of unamortized deferred financing costs. In addition, Services made a cash payment to CCPR of $80,000,000 in exchange for a 21% interest in the San Juan Cellular Telephone Company, and CCPR distributed the $80,000,000 to the Company.

                     CoreComm Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)


7.  LONG-TERM DEBT (CONTINUED)

The Notes are due on February 1, 2007. Interest on the Notes is payable semiannually as of August 1, 1997. The Notes are redeemable, in whole or in part, at the option of Services at any time on or after February 1, 2002, at a redemption price of 105% that declines annually to 100% in 2005, in each case together with accrued and unpaid interest to the redemption date. The Indenture contains certain covenants with respect to Services, CCPR and certain subsidiaries that limit their ability to, among other things, (i) incur additional indebtedness, (ii) pay dividends or make other distributions or restricted payments (except for dividend payments to CCPR and an aggregate of up to $100,000,000 to be used for dividends or restricted payments to the Company),
(iii) create liens, (iv) sell assets, (v) enter into mergers or consolidations or (vi) sell or issue stock of subsidiaries. The fair value of the Notes at December 31, 1997 based on the quoted market price was $194,000,000.

In April 1995, CCPR and Services entered into a $200,000,000 revolving credit facility with various banks. A portion of the amount borrowed was used to repay Cellular Communications of Ohio, Inc. ("CCI Ohio"). The line of credit was available until March 31, 1999, on which date it would have converted into a term loan. The terms included the payment of interest each quarter at a floating rate, which was, at the borrower's option, either (a) the higher of the bank's base rate or the Federal Funds Rate plus 1/2%, (b) the London Interbank Offering Rate or (c) the 936 Rate, plus, based on the ratio of CCPR's debt to cash flow and the floating rate in effect, either .25% to 1.875% or 1.25% to 2.875%. The effective rate on the amounts borrowed as of December 31, 1996 and 1995 was 7.01% and 7.23%, respectively. The terms also included an unused commitment fee of 1/2% per annum which was payable quarterly. The carrying amount of the bank loan at December 31, 1996 approximated fair value based on discounted cash flow analysis.

CCPR had a $47,942,000 principal amount note payable to a subsidiary of Cellular Communications, Inc. ("CCI"), CCI Ohio, which was due and payable in full on July 31, 1996. CCPR had been a wholly-owned subsidiary of CCI until February 28, 1992, when CCI distributed to its stockholders all of the outstanding common stock of CCPR. The note payable to CCI Ohio permitted the deferral of interest payments, at CCPR's option, throughout the term of the note. Interest was at a floating rate based on the interest rate in effect under CCI Ohio's bank line of credit and term loan agreement. Interest expense accrued for the year ended December 31, 1995 was $1,683,000. In April 1995, CCPR repaid the principal and deferred interest due to CCI Ohio of $60,920,000.

In connection with license acquisitions, subsidiaries of CCPR issued promissory notes which were paid in full, together with accrued interest, on their maturity dates in 1996.

                     CoreComm Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)


8.  RELATED PARTY TRANSACTIONS

CCI provided management, financial and legal services to CCPR. Amounts charged to CCPR included direct costs where identifiable and allocated corporate overhead based upon the amount of time incurred on CCPR business by the common officers and employees of CCI and CCPR. Amounts charged to CCPR included in general and administrative expenses during the years ended December 31, 1996 and 1995 were $429,000 and $458,000, respectively. In August 1996, upon the merger of CCI with AirTouch Communications, Inc., NTL Incorporated ("NTL") commenced providing management, financial and legal services to CCPR. NTL charged CCPR for direct costs where identifiable and allocated corporate overhead based upon the amount of time incurred on CCPR business by the common officers and employees of NTL and CCPR. The amount charged to CCPR included in general and administrative expenses in 1996 was $207,000.

In January 1997, the Company and NTL agreed to a change in NTL's fee for the provision of management, financial and legal services. NTL charges the Company for direct costs where identifiable and a fixed percentage of its corporate overhead. The amount charged to the Company included in general and administrative expenses in 1997 was $1,780,000. It is not practicable to determine the amount of expenses that would have been incurred had the Company or CCPR operated as an unaffiliated entity. However, in the opinion of management of the Company, the allocation methods are reasonable.

9.  NET INCOME (LOSS) PER COMMON SHARE

The following  table sets forth the  computation of basic and diluted net income
(loss) per common share:


                                                                    YEAR ENDED DECEMBER 31
                                                         1997                1996                1995
                                                    ----------------------------------------------------
Numerator:
Income (loss) before extraordinary item             $ (2,014,000)        $ 5,114,000        $ (1,451,000)
Extraordinary item                                    (3,326,000)                  -                   -
                                                    ----------------------------------------------------
Net income (loss)                                   $ (5,340,000)        $ 5,114,000        $ (1,451,000)
                                                    ----------------------------------------------------

Denominator for basic net income (loss)
   per common share                                   13,075,000          13,196,000          11,070,000
Effect of dilutive securities:
   Stock options                                               -             831,000                   -
                                                    ----------------------------------------------------
Denominator for diluted net income (loss)
   per common share                                   13,075,000          14,027,000          11,070,000
                                                    ----------------------------------------------------

Basic net income (loss) per common share:
   Income (loss) before extraordinary item                 $(.15)               $.39               $(.13)
   Extraordinary item                                       (.25)                  -                   -
                                                    ----------------------------------------------------
   Net income (loss)                                       $(.40)               $.39               $(.13)
                                                    ====================================================

Diluted net income (loss) per common share:
   Income (loss) before extraordinary item                 $(.15)               $.36               $(.13)
   Extraordinary item                                       (.25)                  -                   -
                                                    ----------------------------------------------------
   Net income (loss)                                       $(.40)               $.36               $(.13)
                                                    ====================================================

                     CoreComm Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)


9.  NET INCOME (LOSS) PER COMMON SHARE (CONTINUED)

Stock options and the shares issuable upon the conversion of the Convertible Senior Subordinated Notes prior to conversion are excluded from the calculation of net loss per common share as their effect will be antidilutive.

10.  SHAREHOLDERS' EQUITY

TREASURY STOCK

In April 1996, the Board of Directors authorized the repurchase of up to an additional 750,000 shares of the Company's Common Stock through open market purchases as market conditions warrant. This repurchase plan is in addition to a previously announced repurchase plan for up to 250,000 shares. As of December 31, 1997, the Company had repurchased 590,000 shares for an aggregate of $15,207,000, of which 207,000 shares that cost an aggregate of $6,145,000 were retired.

CONVERSION OF SENIOR SUBORDINATED NOTES

In August 1992, CCPR issued $40,000,000 principal amount 8-1/4% Convertible Senior Subordinated Notes due August 1, 2000 (the "Convertible Notes"). In 1995, primarily as a result of CCPR's issuance of a notice of redemption, the Convertible Notes were converted into approximately 2,778,000 shares of Common Stock. Unamortized deferred financing costs of $1,421,000 were charged to equity upon the conversion. The diluted net income per common share for 1995 assuming the conversion of the Convertible Notes at the beginning of 1995 would have been $.03.

SHAREHOLDER RIGHTS PLAN

On January 23, 1992, the Board of Directors approved the Rights Agreement, which has become the CoreComm Rights Agreement. The Rights Agreement provides that eight-tenths of a Right will be issued with each share of Common Stock issued (whether originally issued or from treasury) on or after February 28, 1992 and prior to the occurrence of certain potential takeover events ("Rights Distribution Date"). The Rights are not exercisable until the Rights Distribution Date and will expire at the close of business on February 28, 2002 unless previously redeemed by the Company. When exercisable, each Right entitles the owner to purchase from the Company 1/100 of a share of Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at a purchase price of $100.

The Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $.01 per share and will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of Common Stock. In the event of liquidation, the holders of Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $1 per

                     CoreComm Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)


10.  SHAREHOLDERS' EQUITY (CONTINUED)

share and will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Series A Preferred Stock will have 100 votes and will vote together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are changed or exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. The rights are protected by customary antidilution provisions.

There are 80,000 shares of Series A Preferred Stock designated from the 2,500,000 authorized shares of Series Preferred Stock. No shares of Series A Preferred Stock are issued or outstanding.

STOCK OPTIONS

There are 1,848,000 shares of Common Stock reserved for issuance under the 1992 Stock Option Plan (the "Plan"). The Plan provides that incentive stock options be granted at the fair market value of the Common Stock on the date of grant, and nonqualified stock options be granted at not less than 85% of the fair market value of the Common Stock on the date of grant. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee. Options will expire ten years after the date of the grant.

There are 295,000 shares of Common Stock reserved for issuance under the Non-Employee Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides that all options be granted at the fair market value of the Common Stock on the date of grant. Options are exercisable as to 20% of the shares subject thereto on the first anniversary of the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each subsequent anniversary of the grant date, while the optionee remains a director of the Company. Options will expire ten years after the date of the grant.

Pro forma information regarding net income (loss) and net income (loss) per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1996 and 1995: risk-free interest rates of 5.89%, 6.56% and 6.61%, respectively, dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of .319, .258 and .258, respectively, and a weighted-average expected life of the option of 10 years.

                     CoreComm Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)


10.  SHAREHOLDERS' EQUITY (CONTINUED)

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Following is the Company's pro forma information:

                                                                 YEAR ENDED DECEMBER 31
                                                       1997               1996               1995
                                                  ----------------------------------------------------------
Pro forma net income (loss)                      $ (7,581,000)       $  3,467,000       $  (2,309,000)
Pro forma net income (loss) per share:
    Basic                                               $(.58)               $.26               $(.21)
    Diluted                                              (.58)                .25                (.21)

A summary of the Company's stock option activity and related information for the years ended December 31, follows:


                                              1997                        1996                        1995
                                  -----------------------------------------------------------------------------------
                                                  WEIGHTED-                    WEIGHTED-                   WEIGHTED-
                                                  AVERAGE                      AVERAGE                     AVERAGE
                                   NUMBER OF      EXERCISE       NUMBER OF     EXERCISE     NUMBER OF      EXERCISE
                                    OPTIONS       PRICE           OPTIONS      PRICE         OPTIONS       PRICE
                                  -----------------------------------------------------------------------------------
Outstanding-beginning of year      2,453,000      $ 17.81       2,180,000      $ 16.41      1,918,000      $ 14.13
Granted                            1,895,000        16.41         289,000        27.87        287,000        31.60
Exercised                           (133,000)        2.49         (16,000)        7.64        (25,000)       15.94
Forfeited                         (1,869,000)       23.93               0         0.00              0         0.00
                                  ----------                    ---------                   ---------
Outstanding-end of year            2,346,000      $ 12.68       2,453,000      $ 17.81      2,180,000      $ 16.41
                                  ==========                    =========                   =========

Exercisable at end of year         1,114,000      $  9.69       1,690,000      $ 14.06      1,317,000      $ 11.65
                                  ==========                    =========                   =========


In 1997, the Company cancelled and reissued options to purchase 1,757,000 shares of Common Stock. Weighted-average fair value of options, calculated using the Black-Scholes option pricing model, granted during 1997, 1996 and 1995 is $8.64, $15.07 and $17.14, respectively.

                     CoreComm Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)


10.  SHAREHOLDERS' EQUITY (CONTINUED)

The following table summarizes the status of the stock options outstanding and exercisable at December 31, 1997:

--------------------------------------------------------------------------------------------------------------------
|                         STOCK OPTIONS OUTSTANDING                            |     STOCK OPTIONS EXERCISABLE     |
|-------------------------------------------------------------------------------------------------------------------
|                                           WEIGHTED-           WEIGHTED-      |                      WEIGHTED-    |
|                                           REMAINING           AVERAGE        |                      AVERAGE      |
| RANGE OF EXERCISE       NUMBER OF        CONTRACTUAL          EXERCISE       |     NUMBER OF        EXERCISE     |
|      PRICES              OPTIONS            LIFE               PRICE         |      OPTIONS          PRICE       |
|-------------------------------------------------------------------------------------------------------------------
|   $0.08 to $0.64          204,000         4.2 Years           $ 0.365        |       204,000        $ 0.365      |
|   $0.88 to $1.12          210,000         4.2 Years           $ 0.939        |       210,000        $ 0.939      |
|  $11.40 to $15.20       1,812,000         8.3 Years           $15.065        |       682,000        $14.965      |
|       $18.25              120,000         9.4 Years           $ 18.25        |        18,000        $ 18.25      |
|-------------------------------------------------------------------------------------------------------------------
|       Total             2,346,000                                            |     1,114,000                     |
--------------------------------------------------------------------------------------------------------------------


11.  INCOME TAXES

The provision for income taxes consists of the following:

                                            YEAR ENDED DECEMBER 31
                                   1997               1996               1995
                              --------------------------------------------------
Current:
   Federal                    $   741,000         $         -        $         -
   State                          947,000                   -                  -
   Puerto Rico and U.S.
     Virgin Islands               471,000           4,555,000          4,007,000
                              --------------------------------------------------
Total current                   2,159,000           4,555,000          4,007,000
                              --------------------------------------------------

Deferred:
   Federal                              -                   -                  -
   Puerto Rico                          -             797,000                  -
                              --------------------------------------------------
Total deferred                          -             797,000                  -
                              --------------------------------------------------
                              $ 2,159,000         $ 5,352,000        $ 4,007,000
                              ==================================================

The provision for income taxes differs from the statutory rate principally due to state and local income taxes from each subsidiary and income taxes on CoreComm Incorporated's income.

                     CoreComm Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)


11.  INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1997 and 1996 are as follows:

                                                             DECEMBER 31
                                                         1997           1996
                                                    ----------------------------
Deferred tax liabilities:
   Tax over book depreciation and amortization      $29,094,000     $21,759,000

Deferred tax assets:
   Net operating loss carryforwards                  36,352,000      27,125,000
   Valuation allowance for deferred tax assets       (8,055,000)     (6,163,000)
                                                    ----------------------------
   Net deferred tax assets                           28,297,000      20,962,000
                                                    ----------------------------
Net deferred tax liabilities                        $   797,000     $   797,000
                                                    ============================

At December 31, 1997, the Company had net operating loss carryforwards of $106,900,000 for federal income tax purposes that expire as follows: $3,800,000 in 2004, $3,900,000 in 2006, $20,400,000 in 2007, $26,400,000 in 2008,
$14,100,000 in 2009,  $9,600,000 in 2010,  $5,500,000 in 2011 and $23,200,000 in
2012.

12.  PENSION PLANS

Two subsidiaries of the Company have defined contribution plans covering all employees who have completed six months of employment. The Company's matching contributions are determined annually. Participants can make salary deferral contributions of 1% to 20% of annual compensation not to exceed the maximum allowed by law. The Company's expense for 1997, 1996 and 1995 was $204,000, $168,000 and $134,000, respectively.

13.  LEASES

Total rent expense during the years ended December 31, 1997, 1996, and 1995 was $3,680,000, $3,085,000 and $2,293,000, respectively.

Future minimum annual lease payments under noncancellable operating leases at December 31, 1997 are: $3,099,000 (1998); $2,887,000 (1999); $2,197,000 (2000);
$1,392,000 (2001); $860,000 (2002) and $3,525,000 thereafter.

                     CoreComm Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)


13.  LEASES (CONTINUED)

In 1997, the Company entered into a lease for office space through 2012 which is classified as a capital lease for financial reporting purposes. Accordingly, an asset of $9,922,000 has been recorded. Future minimum annual payments under this lease at December 31, 1997 are as follows:

      1998                                              $  1,196,000
      1999                                                 1,196,000
      2000                                                 1,196,000
      2001                                                 1,196,000
      2002                                                 1,257,000
      Thereafter                                          12,169,000
                                                        ------------
                                                          18,210,000
      Interest                                            (8,482,000)
                                                        ------------
      Present value of net minimum obligations             9,728,000
      Current portion                                       (272,000)
                                                        ------------
                                                        $  9,456,000
                                                        ============

14.  COMMITMENTS AND CONTINGENT LIABILITIES

As of December 31, 1997, the Company was committed to purchase approximately $4,100,000 for cellular network and other equipment and for construction services. In addition, as of December 31, 1997, the Company had commitments to purchase telephones, pagers and accessories of approximately $1,500,000.

In 1992, the Company entered into an agreement which in effect provides for a twenty year license to use a service mark which is also licensed to many of the non-wireline cellular systems in the United States. The Company is required to pay licensing and advertising fees, and to maintain certain service quality standards. The total fees paid for 1997 were $216,000, which were determined by the size of the Company's markets.

The Company is involved in various disputes, arising in the ordinary course of business, which may result in pending or threatened litigation. The Company's management expects no material adverse effect on the Company's financial condition, results of operations or cash flows to result from these matters.

                     CoreComm Incorporated and Subsidiaries

                Schedule II - Valuation and Qualifying Accounts


             COL. A                      COL. B                  COL. C                 COL. D               COL. E
-----------------------------------------------------------------------------------------------------------------------
                                                                ADDITIONS
                                                        -------------------------
                                                            (1)            (2)
                                                        -------------------------
                                                                       CHARGED TO
                                       BALANCE AT       CHARGED TO        OTHER
                                      BEGINNING OF      COSTS AND       ACCOUNTS-     DEDUCTIONS -       BALANCE AT END
           DESCRIPTION                   PERIOD          EXPENSES       DESCRIBE       DESCRIBE             OF PERIOD
-----------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1997:
  Allowance for doubtful accounts      $3,767,000       $7,146,000       $   -        $(8,807,000)(a)     $2,106,000

Year ended December 31, 1996:
  Allowance for doubtful accounts      $3,233,000       $7,520,000       $   -        $(6,986,000)(a)     $3,767,000

Year ended December 31, 1995:
  Allowance for doubtful accounts      $1,174,000       $6,603,000       $   -        $(4,544,000)(a)     $3,233,000




(a) - Uncollectible accounts written off, net of recoveries.